Exhibit 99.1

745 Seventh Avenue New York, NY 10019
United States

May 16, 2018

CONSENT OF BARCLAYS CAPITAL INC.

Reference is made to our opinion letter, dated May 2, 2018 (“Opinion Letter”) to the Special Committee of the Board of Directors of MTGE Investment Corp. (the “Company”) related to the proposed business combination transaction between the Company and Annaly Capital Management, Inc. (“Annaly”). The Company has requested that we consent to our opinion being included as an Exhibit to the Registration Statement on Form S-4 of Annaly, filed by Annaly on May 16, 2018 (the “Registration Statement”) related to the registration of Annaly shares to be issued to shareholders of the Company in connection with the proposed transaction. In that regard, we hereby consent to (i) the inclusion of our Opinion Letter, as an Exhibit to the Registration Statement and (ii) the references to the Opinion Letter and our firm in the Registration Statement under the headings “The Offer—Background of the Offer and the Merger,” “The Offer—MTGE’s Reasons for the Offer and the Merger; Recommendation of the MTGE Board of Directors” and “The Offer—Opinion of the MTGE Special Committee’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Edward Conway
Name: Edward Conway
Title: Managing Director